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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68826

PROSPECTUS SUPPLEMENT NO. 1
(To the Prospectus dated September 7, 2001)

                       SALES ONLINE DIRECT, INC.

     This prospectus supplement relates to the resale of shares of our common stock by the selling shareholders. You should read this prospectus supplement in conjunction with the prospectus dated September 7, 2001. This prospectus supplement is incorporated by reference into the prospectus and all terms used in this prospectus supplement have the same meaning assigned to them in the prospectus.

     On October 23, 2001, we entered into an agreement to acquire Rotman Collectibles, Inc., through the merger of Rotman Collectibles into a Delaware subsidiary corporation that we will form and own. Rotman Collectibles is in the business of buying and selling movie posters dated generally from the early 1940s through the early 1970s. As payment for the business of Rotman Collectibles, we will issue at closing a $1,000,000 convertible note to Leslie Rotman, the sole stockholder of Rotman Collectibles. The transaction is expected to close in early November, 2001.

     The note will be issued at closing on substantially the same terms and conditions as the note we issued to Augustine Fund, L.P. on March 23, 2000, except that the interest rate will be six percent (6%) rather than eight percent (8%), and the base price at which the note may be converted into shares of common stock will be eighty percent (80%) of the market price of our common stock, rather than seventy-three percent (73%), based on the average of the closing bid price for the common stock for the five (5) trading days before the conversion date. Interest payments, payable in shares of common stock or cash, will begin March 31, 2002. We will be obligated to file a registration statement under the Securities Act for the resale of the shares issuable upon conversion of the note no later than 180 days after the date of the note. If the SEC does not declare the registration statement effective within 240 days after the date of the note, upon notice given by the holder of the note, the conversion price could drop to as low as seventy percent (70%).

     The issuance of the note to Leslie Rotman would have the same effect on our common stock as with the issuance of the March 23, 2000 note. Like the March 23, 2000 note, the note will be secured by substantially all of our assets. No warrants will be issued in connection with the note. See "Description of Our Securities," page 26 of the Prospectus.

     The purchase price was based upon an independent appraisal of the assets of Rotman Collectibles, consisting exclusively of the movie posters. We will not assume any known liabilities of Rotman Collectibles. Pursuant to the independent appraisal, the assets have a retail appraised value substantially higher than the principal amount of the note. Once acquired, the movie posters will represent a large portion of our movie memorabilia inventory.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The sole stockholder, director, and officer of Rotman Collectibles is Leslie Rotman, who is the mother of Gregory Rotman, our President, Chief Executive Officer, and a director of our company, and Richard S. Rotman, our Chief Financial Officer, Vice President, Secretary, and a director of our company. We believe that the terms of the transaction with Leslie Rotman and Rotman Collectibles are fair and reasonable to our company and no less favorable than could have been obtained by an unaffiliated third party.

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     INVESTING IN OUR COMMON STOCK INVOLVES  RISKS.  YOU SHOULD NOT PURCHASE OUR
COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE SHAREHOLDERS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS SUPPLEMENT IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

         The date of this prospectus supplement is October 29, 2001.